Exhibit 5.1

24 May 2016 The Directors Prima Biomed Ltd Level 12, 95 Pitt Street Sydney, 2000 New South Wales Australia	Partner: Andrew Gaffney andrew.gaffney@klgates.com T +61 3 9640 4329 Our ref: gaffnea.7377758.00029

Dear Sirs

1.	Form F-3 Registration Statement

We have acted as Australian legal counsel for Prima Biomed Ltd ACN 009 237 889 (“Company”), a company organised under the laws of the Commonwealth of Australia, in connection with its filing of a registration statement on Form F-3 (“Registration Statement”) under the Securities Act of 1933 (USA) as amended (“Securities Act”), with the Securities and Exchange Commission (“SEC”).

The Registration Statement relates to the proposed offer and sale by the Company from time to time, as set out in the prospectus contained in the Registration Statement (“Prospectus”) and as, we are instructed, will be set out in one or more supplements to the Prospectus (each a “Prospectus Supplement”), of the Company’s ordinary shares without par value (“Shares”) represented by American Depositary Shares (“ADS”) as evidenced by American Depositary Receipts, each representing 30 Shares.

In this Opinion the ADS are referred to as the “Securities” and both the Registration Statement (including the Prospectus) and the Prospectus Supplement are referred to as the “Documents”.

This opinion is given in relation to a proposed offering of the Securities under Rule 415 of the Securities Act.

2.	Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

(i)	information contained in oral or written statements and representations from officers or representatives of the Company; and

(ii)	a search of the records available at Australian Securities Investments Commission (“ASIC”) conducted on 23 May 2016.

We have relied conclusively on a copy of the Company’s Constitution as provided to us by the Company.

K&L GATES

LEVEL 25 SOUTH TOWER 525 COLLINS STREET MELBOURNE VIC 3000 AUSTRALIA

GPO BOX 4388 MELBOURNE VIC 3001 DX 405 MELBOURNE

T +61 3 9205 2000  F +61 3 9205 2055  klgates.com

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals. In this regard we have also relied on the assumptions contained in section 129 of the Australian Corporations Act 2001 as to due execution;

(b)	each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)	all matters of internal management required by the Company’s Constitution have been duly attended to (including, without limitation, the holding of properly constituted meetings of the Company’s Board of Directors and the passing at those meetings of appropriate resolutions);

(d)	any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(e)	the issuance, sale, number or amount, as the case may be, and terms of the Securities, or any combination thereof, to be offered from time to time under the Documents will be duly authorised by the Company’s Board of Directors and the Company’s shareholders, in accordance with the Constitution of the Company, the listing rules of the ASX Limited (“ASX Listing Rules”) and applicable Australian law (each a “Corporate Action”), although not all required Corporate Actions in relation to issuance of the Securities have been taken as at the date of this opinion;

(f)	no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapter 2E or Chapter 2J or Chapter 6) by entering into a Document or giving effect to a transaction in connection with a Document or undertaking or being involved in a transaction related to or connected with the Documents;

(g)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of the Securities;

(h)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of the Securities;

(i)	all information provided to us by or on behalf of officers of the Company was true and correct when provided and remains so at the date of this letter;

(j)	the Company will at all times duly comply with all its obligations under the Australian Corporations Act 2001, the ASX Listing Rules and otherwise required by law, including without limitation the lodgement of an Appendix 3B and a cleansing notice under 708(5) of the Australian Corporations Act 2001 upon each issue of Securities under the Documents;

(k)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Securities are issued or sold; and

(l)	all public records which we have examined are accurate and that the information disclosed by the searches conducted by us is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

3.	Limitations and Qualifications

This opinion, which is governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to laws of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than Australia.

We express no opinion as to tax law or international law and no opinion or representation is given in respect of the application of any foreign laws to the issue of the Securities or the contents or generally the compliance of the Documents with any applicable US laws or tax laws.

We have assumed that any applicable law (other than the laws of the Commonwealth of Australia) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of the Commonwealth of Australia to the extent necessary to render the opinions set out below. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered in this letter of the laws of any other jurisdiction. We express no opinion in respect of the Documents and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the Documents, or ensuring that no material facts have been omitted from any of them. Furthermore, we express no opinion as to whether the Documents contain all the information required in order for the offer, issuance and sale of Securities not to constitute misleading or deceptive conduct within the meaning of the Australian Corporations Act 2001 or any analogous prohibited conduct under any other law.

Our opinion is subject to any laws from time to time in effect relating to bankruptcy, liquidation, receivership, administration, re- organisation, reconstruction, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors’ rights.

We have not made any investigations or searches other than the searches referred to in Assumption (ii) above. The ASIC records searched by us may not be complete or up to date as some documents may not be filed at the relevant offices immediately, some documents may no longer be on file and some might be replaced or might otherwise not appear on file.

Our liability for the opinion provided in this letter is limited in accordance with our terms of engagement with the Company. This opinion is provided for the sole benefit of the Company and we do not undertake or assume any liability to any third parties in respect of the subject matter of this opinion.

The aggregate liability of K&L Gates, its partners and employees (collectively, “We” or “Us” or “our”) for all losses (including, without prejudice to the generality of the foregoing, indirect, consequential or economic loss), damages or costs suffered or incurred, directly or indirectly, under or in connection with this letter including, but not limited to, losses, damages or costs arising as a result of breach of contract, statutory duty, negligence or any other act or omission will be limited (to the extent permitted by law) as follows:

(i)	We will only be liable for losses, damages or costs to the extent that they arise from our negligent or wilful failure to prepare this letter in accordance with the scope of this letter and subject to the scope, assumptions and qualifications of this letter;

(ii)	our liability for all losses, damages or costs suffered or incurred under or in connection with this letter is limited to a maximum aggregate liability equal to our fees paid by the Company in relation to the Documents (“Cap”); and

(iii)	if We are held liable to any other third party in connection with this letter, our aggregate liability to all third parties (in aggregate) will not exceed the difference between our liability to the Company and the Cap. The Company agrees to release Us from all claims arising from or in connection with this letter to the extent that such claims would cause Our aggregate liability to exceed the Cap, and to indemnify Us for any claims or liabilities in excess of this Cap.

4.	Opinion

Subject to (i) the Registration Statement (including the Prospectus), as amended (including all necessary post-effective amendments), becoming effective under the Securities Act (and on the assumption it will remain effective at the time of issuance of any Securities thereunder), (ii) an appropriate Prospectus Supplement with respect to the offering of the Securities (if applicable) being prepared, delivered and timely filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (iii) the Securities to be sold pursuant to the Prospectus Supplement being duly authorized, executed and delivered by each of the Board of Directors, the Company’s shareholders and, where applicable, all other parties thereto (and will be in full force and effect at all times at which the Securities are offered or sold by the Company), (iv) the Board of Directors, the Company shareholders and appropriate officers of the Company have taken all necessary Corporate Action to approve the issuance of the Securities on the definitive terms established thereunder, (v) the agreed upon consideration being received for the issue of the Securities and related matters, and (vi) the terms of the issuance and sale of the Securities being in conformity with the Company’s Constitution, the Australian Corporations Act 2001 and the ASX Listing Rules so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company - in our opinion the Shares when issued will be legally issued, fully paid and non-assessable.

5.	Applicability

This opinion is given as at the date of this letter and we undertake no obligation to investigate or review any matters arising after the date of this opinion nor to advise you of any changes or events (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this opinion which may affect our opinion.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Andrew Gaffney

Andrew Gaffney

Partner

K&L Gates

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